UNITED STATES
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SCHEDULE 14A

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Axcelis Technologies, Inc.
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1 Oct 2007 Axcelis Technologies Presentation to ISS/Risk Metrics April 14, 2008

2 Oct 2007 Agenda Background on Axcelis, Sumitomo Heavy Industries, Ltd. (“SHI”) and SEN Corporation, an SHI and Axcelis Company Board Response and Public Communications Regarding Unsolicited Proposals made by SHI Axcelis’ Efforts to Engage with SHI Next Steps for Shareholder Communications

3 Oct 2007 Corporate Profile Global supplier of semiconductor processing equipment and related services, primarily: • Ion Implantation • Cleaning/Dry Strip 2007 revenue of approximately $400M with 1600 employees worldwide Public company listed on the Nasdaq Global Select Market (ACLS)

4 Oct 2007 Axcelis’ Global Presence Axcelis has over 50 field offices in 16 countries Axcelis World Headquarters and Advanced Technology Center Beverly, MA. SEN Corporation, an SHI and Axcelis Company Saijo, Japan •Since 1984, Axcelis has licensed a 50% owned subsidiary, SEN, to make and sell specific types of implanters in Japan. • SEN pays Axcelis royalties on its sales of implanters • SEN has been the market share leader in ion implantation in Japan •SHI owns the other 50% of SEN

5 Oct 2007 Board Response and Public Communications Regarding Unsolicited Proposals made by SHI (1) February 4, 2008: In a private letter to the Axcelis Board, SHI made a proposal to acquire the outstanding common stock of Axcelis for $5.20. February 6, 2008: The Axcelis Board held a regularly scheduled Board meeting at which they confirmed a plan for the Board to receive a thorough review of the Company’s valuation and strategic alternatives so that definitive response could be made to SHI’s proposal based on thorough analysis and consideration. February 7, 2008: Axcelis’ CEO replied to SHI in a private letter that Axcelis would be discussing the proposal with its advisors and would respond to SHI on conclusion of the discussions.

6 Oct 2007 Board Response and Public Communications Regarding Unsolicited Proposals made by SHI (2) February 11, 2008: • SHI issued a press release with a new letter reiterating the $5.20 proposal. • Axcelis issued a press release stating that its Board is considering the SHI proposal and, following that evaluation, will advise shareholders what course of action should be taken. February 12, 2008: The Axcelis Board met with its advisors on a conference call to discuss SHI’s letter and next steps. They confirmed the timing of a meeting for a definitive consideration of the proposal with detailed valuation analyses. February 22, 2008: The Axcelis Board met with its advisors to review and discuss material prepared by Goldman Sachs on valuation and strategic alternatives. The Board concluded that the $5.20 proposal undervalued the Company.

7 Oct 2007 Board Response and Public Communications Associated with Unsolicited Proposals made by SHI (3) February 25, 2008: • Axcelis issued a press release reporting on the Board’s determination on SHI’s $5.20 proposal. • SHI issued a press release expressing their disappointment and reporting on their conversations with Axcelis shareholders. • Axcelis commenced proactive conversations with key shareholders, filing an 8-K and posting additional investor material on the Axcelis website. March 6, 2008: The Axcelis Board met with its advisors to discuss investor feedback and possible alternatives for resolving the SEN joint venture relationship with SHI.

8 Oct 2007 Board Response and Public Communications Associated with Unsolicited Proposals made by SHI (4) March 10, 2008: • SHI issued a press release and a new letter increasing its proposal to acquire the outstanding common stock of Axcelis to $6.00, stating that SHI does not intend to increase its price again. • Axcelis issued a press release stating that the Board will thoroughly evaluate this proposal with its independent financial and legal advisors and respond in due course. March 16, 2008: The Axcelis Board met with its advisors to review and discuss updated material prepared by Goldman Sachs on valuation and strategic alternatives. The Board concluded that the $6.00 proposal undervalued the Company.

9 Oct 2007 Board Response and Public Communications Associated with Unsolicited Proposals made by SHI (5) March 17, 2008: Axcelis issued a press release reporting on the Board’s determination with respect to SHI’s $6.00 proposal. The press release provided a relatively detailed explanation of key factors in the Board’s decision. We also reported on our past conversations with SHI and our willingness to engage in private conversations with SHI going forward.

10 Oct 2007 Axcelis’ Efforts to Engage with SHI (1) Promptly thereafter, Axcelis began efforts to engage in discussions with SHI. Axcelis believes that in order to engage in productive discussions, both parties must agree to keep the discussion confidential. In addition, Axcelis does not believe it is appropriate to share confidential information about the Company with SHI unless SHI agrees that it won’t take that information and immediately turn around and engage in hostile activity. For these reasons, Axcelis drafted and provided SHI a customary confidentiality and standstill agreement.

11 Oct 2007 Axcelis’ Efforts to Engage with SHI (2) Axcelis’ counsel has had several conversations with SHI’s counsel with respect to the proposed confidentiality agreement and has offered compromises, including shortening the time period on the standstill. To date, however, SHI has been unwilling to agree to keep any discussions with Axcelis confidential, and has been unwilling to agree to any standstill protection, for any period of time. Axcelis remains ready to meet with SHI once these issues are resolved, and remains open to all reasonable solutions.

12 Oct 2007 Further Shareholder Communication Today, Axcelis issued a letter to shareholders providing an update on Axcelis’ effort to engage with SHI and explaining Axcelis’ position. The letter has been filed on a Form 8-K and as additional definitive proxy material. Axcelis management will reach out to shareholders to address SHI’s claim that Axcelis is not willing to engage with SHI.